EXHIBIT 99.2

WINN-DIXIE RECEIVES COURT APPROVAL OF “FIRST DAY MOTIONS”

Court Authorizes Continued Payment Of Employee Wages And Benefits, Payment To Vendors For Post-Petition Goods And Services, And Other Actions To Allow The Company’s Business To Operate As Usual

Interim Approval Granted For New $800 Million Dip Facility

JACKSONVILLE, FL, FEBRUARY 23, 2005 - Winn-Dixie Stores, Inc. (“WNDXQ”) announced today that the U.S. Bankruptcy Court has granted the relief the Company requested in a series of court filings known as “First Day Motions.” The orders issued by the Court will help the Company continue to operate its business during the reorganization process.

On February 21, 2005, as part of its voluntary filing to reorganize under Chapter 11, Winn-Dixie filed more than 25 First Day Motions to support its associates and vendors, together with its customers and other stakeholders. Among other things, the Court granted interim approval for the Company’s request to:

Continue payment of salaries, wages and health and welfare benefits to associates as normal;

Pay vendors for goods and services provided on or after February 22, 2005;

Reject the unexpired leases of approximately 150 previously closed stores and two previously closed warehouses; and

Continue honoring obligations to its customers under the Company’s Customer Rewards Card program.

The Court also granted interim approval for the Company to access up to $600 million of its new $800 million debtor-in-possession (DIP) credit facility from Wachovia Bank, N.A. The DIP credit facility, which replaces the Company’s previous $600 million credit line, will be used to supplement the Company’s cash flow during the reorganization process. A hearing for final approval of the entire DIP facility has been scheduled for March 15, 2005. A hearing for final approval of all of the other First Day Motions, including several that were deferred, has been scheduled for March 4, 2005. The Company’s First Day Motions were granted, pending, among other things, review by the Creditors’ Committee, which is expected to be formed during the week of February 28, and subsequent approval by the Court.

All 920 Winn-Dixie stores in the U.S. and the Bahamas are open, and the Company reports that business is operating smoothly. Peter Lynch, President and Chief Executive Officer, said: “I am very proud of our associates, who have reacted to the news of our reorganization with their heads held high and their focus squarely on serving our customers. Our vendors have also been supportive. Our stores are well stocked and we are conducting business as usual.”

Winn-Dixie’s Chapter 11 case in the U.S. Bankruptcy Court for the Southern District of New York has been assigned the number 05-11063, the Honorable Robert D. Drain presiding. Chief Judge Stuart M. Bernstein heard the First Day Motions in hearings on February 22 and 23.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit http://www.winn-dixie.com.

More information about Winn-Dixie’s reorganization case is available on the Company’s Web site at http://www.winn-dixie.com or as follows: Customers: 1-866-WINN-DIXIE (1-866-946-6349), Media: Kekst and Company — Wendi Kopsick, (212) 521-4867, Caroline Gentile, (212) 521-4883, or Michael Freitag, (212) 521-4896. Investors: 212-521-4835.

Forward-Looking Statement

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases. There are a number of factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements.

There can be no assurance that the Company’s restructuring will be successful. Risk factors related to its restructuring efforts that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: the Company’s ability to continue as a going concern; the Company’s ability to obtain court approval for its DIP facility; court approval of the Company’s first day papers or other motions filed with the bankruptcy court from time to time; the ability of the Company to operate under the terms of the Company’s DIP facility; the ability of the Company to develop, confirm and consummate plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the potential adverse impact of the Chapter 11 cases on the Company’s liquidity and results of operations; the ability of the Company to obtain and maintain trade credit and shipments and terms with vendors and service providers for current and future orders and to maintain in-stock positions for all of its product offerings; the Company’s ability to maintain contracts that are critical to its operations; the ability of the Company to attract and retain customers; the ability of the Company to attract, motivate and retain key executives and associates; and potential adverse publicity.

In addition, the Company faces a number of risks with respect to its continuing business operations, including but not limited to: the Company’s ability to execute its strategic initiatives, including asset rationalization, store upgrades, expense reduction, brand positioning and customer service, and to fund its store upgrades and brand positioning initiatives; the Company’s ability to increase sales and market share through the brand-related initiatives being tested in the Company’s lead markets; the Company’s ability to increase capital spending levels in the future to invest in its store base and other capital projects; the Company’s ability to manage its inventory efficiently; and the Company’s response to the entry of new competitors in its markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores.

Please refer to discussions of these and other factors in this news release, in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, the Quarterly Report on Form 10-Q for the quarter ended January 12, 2005, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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News Release #5017